News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2017 RESULTS

Philadelphia, PA - October 18, 2017. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Earnings per share $1.32

•	Adjusted earnings per share $1.41

•	$62 million of Q3 share repurchases; $339 million YTD

•	Beverage can growth projects on schedule

Net sales in the third quarter increased to $2,468 million compared to $2,326 million in the third quarter of 2016, reflecting increased global beverage, food and aerosol can volumes, the pass through of higher raw material costs, and $38 million of favorable currency translation.

Income from operations was $347 million in the third quarter of 2017. Segment income improved to $358 million in the quarter over the $333 million in the third quarter of 2016, including a benefit of $5 million from currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Performance during the third quarter was solid across all businesses, fueled in part by increased global volumes in beverage cans, food cans and aerosol cans.  Beverage can shipments were particularly strong in Europe, Latin America and Southeast Asia.  With its many inherent benefits, including being infinitely recyclable, the beverage can continues to become the increasingly preferred package for marketers and consumers around the world and is widely recognized as the most sustainable beverage container.

“Our various global growth projects remain on schedule.  Earlier this month, we began commercial production on the second beverage can line at our Danang, Vietnam facility.  The new beverage can plant in Jakarta, Indonesia, which commenced operations in June, is progressing through the learning curve and our new beverage can plants in Nichols, New York and Monterrey, Mexico are both performing well.  A new beverage can facility in Yangon, Myanmar and a glass bottle facility in Chihuahua, Mexico are both scheduled for start-up in the first half of 2018.  We also recently announced that we will construct a new beverage can plant in the Valencia region of Spain, expected to commence production during the fourth quarter of 2018, to facilitate the conversion from steel to aluminum beverage cans and serve customers in the growing Spanish market. We are excited about the opportunity to create meaningful shareholder value through these compelling growth initiatives.”

Interest expense was $64 million in the third quarter of 2017 compared to $59 million in 2016 primarily due to an increase in average borrowing rates.

Net income attributable to Crown Holdings in the third quarter was $177 million compared to $183 million in the third quarter of 2016. Reported diluted earnings per share were $1.32 in the third quarter of 2017 compared to $1.31 in the 2016 third quarter. Adjusted diluted earnings per share were $1.41 compared to $1.33 in the third quarter of 2016.

Through September 30, the Company repurchased a total of 6.2 million shares of its common stock for $339 million, including 1.1 million shares for $62 million during the third quarter.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2017 were $6,530 million compared to $6,361 million in the first nine months of 2016, primarily due to increased global beverage, food and aerosol can volumes and the pass through of higher raw material costs, partially offset by $64 million of unfavorable currency translation.

Income from operations was $855 million in the first nine months of 2017. Segment income in the first nine months of 2017 increased to $883 million over the $842 million in the first nine months of 2016, despite $6 million of unfavorable currency translation.

Interest expense was $187 million for the first nine months of 2017 compared to $181 million in the same period of 2016 primarily due to an increase in average borrowing rates. .

Net income attributable to Crown Holdings for the first nine months of 2017 was $412 million compared to $431 million in the first nine months of 2016. Reported diluted earnings per share for the first nine months of 2017 were $3.02 compared to $3.09 in the same period of last year. Adjusted diluted earnings per share were $3.23 compared to $3.21 in 2016.

Outlook
The Company currently expects fourth quarter 2017 adjusted diluted earnings per share to be in the range of $0.75 to $0.80 based on current exchange rate levels.

The effective income tax rate for the full year of 2017 is expected to be approximately 26%. Cash provided by operating activities is currently expected to be approximately $875 million and management currently forecasts 2017 capital expenditures of approximately $450 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, effective tax rates or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2017 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 19, 2017 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is “packaging”. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 27. The telephone numbers for the replay are (203) 369-1991 or toll free (866) 513-9300.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2017; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Myanmar, Mexico and Spain; continued performance improvements at new plants in Indonesia, New York and Mexico; continued global beverage, food and aerosol can growth; and customer and consumer preference for beverage cans that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2016 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$2,468	$2,326	$6,530	$6,361

Cost of products sold	1,956	1,838	5,194	5,050
Depreciation and amortization	63	63	183	188
Selling and administrative expense	90	90	272	275
Restructuring and other	12	20	26	19
Income from operations (1)	347	315	855	829

Foreign exchange	—	(5)	4	(22)
Interest expense	64	59	187	181
Interest income	(4)	(3)	(10)	(8)
Loss from early extinguishment of debt	—	10	7	37
Income before income taxes	287	254	667	641
Provision for income taxes	79	48	178	151
Net income	208	206	489	490
Net income attributable to noncontrolling interests	(31)	(23)	(77)	(59)
Net income attributable to Crown Holdings	$177	$183	$412	$431
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.32	$1.32	$3.03	$3.11
Diluted	$1.32	$1.31	$3.02	$3.09

Weighted average common shares outstanding:
Basic	134,020,310	138,670,185	135,906,571	138,441,036
Diluted	134,415,656	139,502,082	136,394,239	139,379,726
Actual common shares outstanding at quarter end	134,274,620	139,770,059	134,274,620	139,770,059

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, and the timing impact of hedge ineffectiveness.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Income from operations	$347	$315	$855	$829
Provision for restructuring and other	12	20	26	19
Impact of hedge ineffectiveness (1)	(1)	(2)	2	(6)
Segment income	358	333	883	842
Foreign currency translation (2)	(5)	—	6	—
Constant currency segment income	$353	$333	$889	$842

(1) Included in cost of products sold

Segment Information

	Three Months Ended September 30,			Nine Months Ended September 30,
Net Sales	2017	2017 at	2016	2017	2017 at	2016
	Actual	2016 rates (2)	Actual	Actual	2016 rates (2)	Actual
Americas Beverage	$763	$752	$719	$2,166	$2,179	$2,068
North America Food	194	193	190	514	515	504
European Beverage	428	421	413	1,133	1,152	1,129
European Food	639	621	599	1,477	1,492	1,459
Asia Pacific	300	299	281	865	871	839
Total reportable segments	2,324	2,286	2,202	6,155	6,209	5,999
Non-reportable segments	144	144	124	375	385	362
Total net sales	$2,468	$2,430	$2,326	$6,530	$6,594	$6,361

Segment Income
Americas Beverage	$131	$130	$119	$345	$347	$329
North America Food	23	23	25	61	61	57
European Beverage	78	77	83	201	203	204
European Food	96	94	96	210	212	212
Asia Pacific	40	40	37	124	124	111
Total reportable segments	368	364	360	941	947	913
Non-reportable segments	20	20	19	52	54	52
Corporate and other unallocated items	(30)	(31)	(46)	(110)	(112)	(123)
Total segment income	$358	$353	$333	$883	$889	$842

(2) Information presented for 2017 at 2016 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017		2016		2017		2016
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$177	$1.32	$183	$1.31	$412	$3.02	$431	$3.09
Impact of hedge ineffectiveness (1)	(1)	(.01)	(2)	(.01)	2.01		(6)	(.04)
Restructuring and other (2)	12.09		20.14		26.19		19.14
Loss from early extinguishment of debt (3)	—	—	10.07		7.05		37.27
Income taxes (4)	1.01		(25)	(.18)	(6)	(.04)	(33)	(.25)
Adjusted net income/ diluted earnings per share	$189	$1.41	$186	$1.33	$441	$3.23	$448	$3.21

Effective tax rate as reported	27.5%		18.9%		26.7%		23.6%
Adjusted effective tax rate (5)	26.2%		25.9%		26.2%		26.6%

(1)
In the third quarter and first nine months of 2017, the Company recorded benefits of $1 million (less than $1 million net of tax) and charges of $2 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. In the third quarter and first nine months of 2016, the Company recorded benefits of $2 million ($2 million net of tax), and $6 million ($5 million net of tax).

(2)
In the third quarter and first nine months of 2017, the Company recorded restructuring and other charges of $3 million ($3 million net of tax) and $23 million ($18 million net of tax) primarily due to the settlement of a litigation matter related to Mivisa that arose prior to its acquisition by Crown in 2014. In the third quarter and first nine months of 2016, the Company recorded restructuring and other charges of $19 million ($15 million net of tax) and $25 million ($20 million net of tax) including pension settlement charges.

In the third quarter and first nine months of 2017, the Company recorded charges of $9 million ($9 million net of tax) and $3 million ($4 million net of tax) for asset sales and impairments primarily due to the closure of a beverage can plant in China. In the third quarter and first nine months of 2016, the Company recorded charges of $1 million ($1 million net of tax) and gains of $6 million ($4 million net of tax).

(3)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities. In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its $700 million notes due 2021. In the third quarter of 2016, the Company recorded a charge of $10 million ($7 million net of tax) for the write off of deferred financing fees in connection with the early repayment of a portion of its Term Loan A borrowings.

(4)
In the third quarter and first nine months of 2017, the Company recorded income tax charges of $1 million and benefits of $6 million related to the items described above. In the third quarter and first nine months of 2016, the Company recorded income tax benefits of $7 million and $15 million related to the items described above. Also in the third quarter of 2016, the Company recorded charges of $13 million in connection with tax contingencies related to the Mivisa acquisition and a corporate restructuring, and benefits of $31 million to reverse tax valuation allowance in Canada.

(5)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2017	2016 (1)
Assets
Current assets
Cash and cash equivalents	$374	$526
Receivables, net	1,098	1,047
Inventories	1,430	1,300
Prepaid expenses and other current assets	251	217
Total current assets	3,153	3,090

Goodwill and intangible assets	3,562	3,450
Property, plant and equipment, net	3,066	2,746
Other non-current assets	715	707
Total	$10,496	$9,993

Liabilities and equity
Current liabilities
Short-term debt	$50	$49
Current maturities of long-term debt	68	121
Accounts payable and accrued liabilities	2,919	2,627
Total current liabilities	3,037	2,797

Long-term debt, excluding current maturities	5,114	5,097
Other non-current liabilities	1,233	1,370

Noncontrolling interests	314	310
Crown Holdings shareholders' equity	798	419
Total equity	1,112	729
Total	$10,496	$9,993

(1)	At December 31, 2016, prior period balance sheets were revised from previously reported amounts to correct how the Company calculates its estimated asbestos liability.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine Months Ended September 30,	2017	2016

Cash flows from operating activities
Net income	$489	$490
Depreciation and amortization	183	188
Provision for restructuring and other	26	19
Pension expense	14	21
Pension contributions	(46)	(81)
Stock-based compensation	16	15
Working capital changes and other	(194)	(276)
Net cash provided by operating activities (A)	488	376

Cash flows from investing activities
Capital expenditures	(282)	(244)
Other	(7)	16
Net cash used for investing activities	(289)	(228)

Cash flows from financing activities
Net change in debt	(24)	(323)
Dividends paid to noncontrolling interests	(68)	(43)
Common stock repurchased	(339)	(8)
Debt issue costs	(15)	(16)
Other, net	46	62
Net cash used for financing activities	(400)	(328)

Effect of exchange rate changes on cash and cash equivalents	16	(11)

Net change in cash and cash equivalents	(185)	(191)
Cash and cash equivalents at January 1	559	717

Cash and cash equivalents at September 30	$374	$526

(A)
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2017 and 2016 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash from operating activities	$474	$313	$488	$376
Capital expenditures	(82)	(101)	(282)	(244)
Free cash flow	392	212	206	132
Premiums paid to retire debt early	—	—	—	22
Adjusted free cash flow	$392	$212	$206	$154